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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SureWest Communications
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUREWEST COMMUNICATIONS
8150 Industrial Avenue, Building A
Roseville, California 95678

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of SureWest Communications to be held at the Company's office at 8150 Industrial Avenue, Building A, Roseville, California, on Wednesday, May 13, 2009 at 10:00 a.m.

        As we do at each Annual Meeting of our shareholders, officers will present reports on the various activities of SureWest Communications and its subsidiaries, and about our financial performance. At the meeting, you will be deciding who will serve as the Company's Directors until the next Annual Meeting. The Board of Directors recommends that you vote your shares in favor of the election of Directors identified as nominees in the Proxy Statement and in favor of ratifying the Board's selection of Ernst & Young LLP as the Company's independent registered accounting firm for fiscal year 2009. Shareholders may vote one of three ways:

  •
  By Mail: Fill in, date and mail your proxy card

  •
  By Telephone: Call (800) 776-9437

  •
  By Internet: Go to www.voteproxy.com to vote on the Internet

        Your vote is important, and whether or not you plan to attend the meeting, I hope you will vote as soon as possible.

        We encourage you to help us save costs by looking carefully at page 32 of the Proxy Statement on which we describe the process by which we can reduce the number of copies of proxy materials sent to the same address.

        Thank you for your continued support.

Sincerely yours,
KIRK C. DOYLE Chairman of the Board

SUREWEST COMMUNICATIONS

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To The Shareholders:

        The Annual Meeting of Shareholders of SureWest Communications (hereinafter called the Company) will be held at the Company's office at 8150 Industrial Avenue, Building A, Roseville, California, on Wednesday, May 13, 2009 at 10:00 a.m., for the following purposes:

          1.     To elect a Board of seven (7) Directors; and

          2.     To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2009; and

          3.     To transact such other business as may properly come before the meeting.

        Only shareholders of record on the books of the Company as of 5:00 p.m., March 18, 2009 will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
DARLA J. YETTER Secretary

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE
AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, AS WELL
AS BY TELEPHONE OR BY MAILING THE ENCLOSED PROXY CARD.

Roseville, California,
April 1, 2009

SUREWEST COMMUNICATIONS
8150 Industrial Avenue, Building A
Roseville, California 95678
April 1, 2009

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

        This Proxy Statement contains information relating to the Annual Meeting of Shareholders and to solicit proxies by the Board of Directors of SureWest Communications (hereinafter called the Company) for the Annual Meeting of Shareholders to be held at the Company's office at 8150 Industrial Avenue, Building A, Roseville, California on May 13, 2009 at 10:00 a.m., or any adjournment thereof. For information on how to vote your shares, see the instructions included on the enclosed proxy card or instruction form. Any shareholder may revoke his or her proxy at any time prior to its use by written communication to the Secretary of the Company or by attendance at the Annual Meeting and voting in person. What follows immediately below is information about SureWest's Corporate Governance (page 1), Board of Director matters (page 3), Compensation matters (page 8), Audit matters (page 28), Voting matters (page 30), and information about submitting shareholder proposals.

The approximate date of mailing to shareholders of the Notice of Annual Meeting and this Proxy Statement is April 1, 2009.

CORPORATE GOVERNANCE

        There are currently seven members of the Board of Directors. The Board conducts its business through meetings of the Board and the following committees: Audit, Compensation, Nominating and Governance, and Transactions and Finance. The committees report regularly on their activities and actions to the full Board. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent considered appropriate to assist it in its work. Each of the committees has adopted and operates under a written charter. The charters for the Audit, Compensation, and Nominating and Governance committees are available on the Company's investor relations website at www.surw.com. Printed copies of the charters are also available without charge by sending a written request to the Secretary of the Company, SureWest Communications, P. O. Box 969, Roseville, California 95661.

        The Board met eighteen times in 2008. Each Director attended at least 75% percent of all meetings of the Board and all committees of which he is a member. Executive sessions of independent Directors are held at least four times each year. There were four meetings of independent Directors in 2008. The sessions are scheduled and chaired by the Chairman of the Nominating and Governance Committee. All Directors are also expected to attend the Annual Meeting of Shareholders. All seven Directors attended the prior year's Annual Meeting of Shareholders.

Audit Committee

        The Company's Audit Committee is composed of Messrs. Kittredge, Roberts and Valine, each of whom meets the independence and financial literacy standards within the meaning of the Nasdaq listing standards, the Securities and Exchange Commission, and the Company's own Corporate Governance guidelines. Mr. Kittredge, who currently serves as Chairman of the Audit Committee, is qualified as an independent "audit committee financial expert" under the rules adopted by the Securities and Exchange Commission pursuant to requirements of the Sarbanes-Oxley Act.

        The Audit Committee is responsible for oversight of the Company's financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with various other laws and regulations. The principal functions of the Audit Committee are to (i) appoint and engage the independent registered public accounting firm, (ii) review the scope of the audit and the audit procedure and non-audit services to be utilized and related fees, (iii) review with the independent registered public accounting firm and internal auditors the effectiveness of accounting and financial controls, and the adequacy of internal controls over financial reporting, (iv) discuss with the independent registered public accounting firm the results of their audit and review the Company's financial statements to be presented to shareholders to determine that the independent registered public accounting firm is satisfied with the disclosure and content of the financial statements, and (v) review independent registered public accounting firm independence issues and the adequacy of the Audit Committee Charter. The Audit Committee is also responsible for the preparation of the Audit Committee Report included in this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission. A copy of the Audit Committee Charter is available on the Company's investor relations website at www.surw.com/ir/corpgov/acc.php. The Audit Committee met seven times during 2008, and met in executive session at six of those meetings.

Compensation Committee

        The Company's Compensation Committee is composed of Messrs. Roberts, Taron and Gibson, each of whom meets the independence standards within the meaning of the Nasdaq listing standards, the Securities and Exchange Commission, and the Company's own corporate governance guidelines. Mr. Roberts is the Chairman. A copy of the Compensation Committee Charter is available on the

Company's investor relations website at www.surw.com/ir/corpgov/ccc.php. The Compensation Committee met seven times during 2008, and met in executive session at four of those meetings.

        The Compensation Committee is responsible for the development of compensation strategy for the Named Executive Officers identified in the Summary Compensation Table below, review of the performance of each Named Executive Officer, review of each element of compensation for the Named Executive Officers, including review and approval of adjustments to base salary, review and approval of the criteria for granting short term incentive awards ("STI") to the Named Executive Officers, determination of the amount of each STI payable to each Named Executive Officer (in accordance with the applicable plan), and determination of the type and amount of any long term incentive award to be granted to a Named Executive Officer. The Compensation Committee also is responsible for the preparation of the Compensation Committee Report included in this Proxy Statement in accordance with the rules and regulations of the Securities and Exchange Commission.

        In 2008, Hewitt Associates ("Hewitt"), with assistance from the Compensation Committee, identified an appropriate peer group of companies to use for compensation purposes. Hewitt also made recommendations and suggestions for consideration by the Compensation Committee in overall executive and Board compensation matters.

        In fulfilling its responsibilities, the Compensation Committee reviews recommendations made by the President and Chief Executive Officer for (i) levels of base salary for all of the Named Executive Officers other than himself, (ii) recommendations to be used in determining annual short term incentive awards for a fiscal year, and (iii) recommendations for proposed long term incentive awards to the Named Executive Officers other than for himself. The Compensation Committee reviews relevant data and recommendations, and makes all final decisions regarding compensation for the Company's Named Executive Officers.

Nominating and Governance Committee

        The Company's Nominating and Governance Committee is composed of Messrs. Taron, Gibson and Valine, each of whom meets the same independence requirements that apply to the Audit and Compensation Committees described above. Mr. Taron is the Chairman. The purposes of the Nominating and Governance Committee are to (i) develop policies relating to the size and composition of the Board of Directors, (ii) oversee evaluation of the performance of the Board, (iii) review and make recommendations regarding succession planning for senior management positions, (iv) recommend nominees to the Board of Directors, and (v) review and make periodic recommendations concerning the Company's corporate governance policies. The Nominating and Governance Committee will consider recommendations for nominees for directorship submitted by shareholders as described below. A copy of the Nominating and Governance Committee Charter is available on the Company's investor relations website at www.surw.com/ir/corpgov/ngcc.php. The Nominating and Governance Committee met four times during 2008.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines which are available on the Company's investor relations website at www.surw.com/ir/corpgov/guidelines.php. The Board is committed to adopting and maintaining good business practices, transparency in financial reporting and the highest level of corporate governance. The guidelines address various governance matters including Board composition, independence, Board meetings, shareholder communications, Board committees, Board evaluation and succession planning, and continuing education. The Board is committed to periodically reviewing the guidelines to ensure conformity and compliance with all requirements of the Sarbanes-Oxley Act, related Securities and Exchange Commission rules and regulations, and all Nasdaq listing standards.

Corporate Governance Documents

        The Company's website address is www.surewest.com, and the following corporate governance documents are posted on the investor relations website at www.surw.com:

  Audit Committee Charter
  Compensation Committee Charter
  Nominating and Governance Committee Charter
  Corporate Governance Guidelines
  Code of Ethics and Business Conduct
  Fair Disclosure Policy
  Related Party Transactions Policies and Procedures

        The foregoing documents are also available in print upon request to the Secretary of the Company, SureWest Communications, P.O. Box 969, Roseville, California 95661. None of the information contained on the website is incorporated by reference in, or considered to be a part of, this document.

BOARD OF DIRECTOR MATTERS

Contacting the Board of Directors

        Any shareholder may contact the Board of Directors electronically by sending an email to the following address: surewestboard@surewest.com. Alternatively, a shareholder can contact the Board by writing to: Board of Directors, SureWest Communications, P.O. Box 969, Roseville, California 95661. Communications received electronically or in writing are distributed to the members of the Board as appropriate, depending on the facts and circumstances outlined in the communication. For example, complaints regarding accounting, internal accounting controls and auditing matters are forwarded by the Secretary to the Chairman of the Audit Committee for review.

Director Nomination Process

        The Nominating and Governance Committee is responsible for recommending to the Board Director candidates for nomination and election. Nominees for the Board must be committed to enhancing long term shareholder value, and must demonstrate a high level of personal and professional ethics, sound business judgment, and integrity. The Board's policy is to encourage selection of Directors who will contribute to the Company's overall performance and corporate goals.

        The Nominating and Governance Committee will periodically review the skills and characteristics necessary for board membership. These factors may include business experience, diversity, knowledge or experience in technology, finance, marketing, financial reporting and other areas. In evaluating potential candidates, the Nominating and Governance Committee considers these various factors in light of the specific needs of the Board at the time. The Nominating and Governance Committee will consider candidates recommended by shareholders applying the criteria described above, provided that the recommending shareholder submits, in writing, the candidate's name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate's willingness to serve, if elected, and evidence of ownership of Company stock. Written communications should be sent to the Nominating and Governance Committee, c/o the Secretary, SureWest Communications, P.O. Box 969, Roseville, California 95661.

Director Independence

        The Company's Common Stock is listed on the Nasdaq Global Market. A majority of Directors are "independent directors" within the meaning of the Nasdaq corporate governance and listing standards, Securities and Exchange Commission standards, and the Company's own Corporate

Governance guidelines. A Director does not qualify as an independent Director under these standards and guidelines if the Director (or any member of the Director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. Five of the Company's seven Directors have no direct or indirect relationships with the Company that would impair their independence, and are therefore independent within the meaning of all the above standards. Arrangements or Transactions considered in this analysis are discussed in detail in the section entitled "Certain Relationships and Related Party Transactions."

        Each of the following non-employee Directors is independent, and has no material relationship with the Company, except as a Director and shareholder:

  Guy R. Gibson
  Robert D. Kittredge
  John R. Roberts III
  Timothy D. Taron
  Roger J. Valine

        Under the foregoing standards, Kirk C. Doyle, as the Chairman, and Steven C. Oldham, as the President and Chief Executive Officer, are not independent because Mr. Oldham is an employee of the Company and Mr. Doyle was an employee of the Company within the last three years. Mr. Doyle voluntarily terminated his employment status with SureWest in March, 2008, but retained his position as Chairman of the Board. Mr. Doyle will qualify as "independent" under all the foregoing corporate governance guidelines, Securities and Exchange Commission and Nasdaq listing standards in March 2011.

Code of Conduct

        The Board has approved and adopted a Code of Ethics and Business Conduct. This code is designed to assist Directors and employees in analyzing and resolving ethical issues in an increasingly complex business environment. This code applies to all Directors and employees and covers various topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the code is available on the Company's investor relations website located at www.surw.com/ir/corpgov/Code_of_Ethics_Business_Conduct.php. Any amendment to or waiver of the provisions of the code with respect to any Directors or executive officers is also posted on that website. Please note, however, that information contained on the website is not incorporated by reference in, or considered to be a part of, this document.

Related Party Transactions Policies and Procedures

        Any transaction between the Company or any of its affiliates and related persons within the meaning of Securities and Exchange Commission rules and guidelines (including all Directors and executive officers of the Company, or members of their immediate family) must be approved in advance by the Audit Committee of the Board of Directors, in accordance with the Company's "Related Party Transaction Policies and Procedures." Under these policies and procedures, the Audit Committee (or its Chairman, under some circumstances) reviews the relevant facts of any "Related Party" transaction, and in determining whether or not to approve the transaction, takes into account various factors including the extent of the Related Party's interest in the transaction, and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. No transaction is approved if it is inconsistent with, or detrimental to the best interests of the Company and its shareholders.

        No Director may participate in any discussion or approval of any transaction in which he or she or his or her immediate family member is a Related Party, except to provide to the Committee all material information relevant to the transaction.

        If a transaction is ongoing in nature, the Audit Committee will establish guidelines for Company management to follow with respect to its ongoing dealings with the Related Party. Thereafter, the Audit Committee, at least annually, will review and assess the ongoing transaction with the Related Party to assure compliance with all Company guidelines and that the transaction remains appropriate.

        A "Related Party Transaction" under Securities and Exchange Commission rules and guidelines is a transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest. A "Related Party" is (i) any person who is, or was since the beginning of the Company's last fiscal year, an Executive Officer, Director or nominee for election as a Director, (ii) a greater than 5% beneficial owner of Company Common Stock, (iii) an immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

        The Company does not have any Securities and Exchange Commission reportable Related Party transactions other than certain severance and change in control arrangements with certain of its executives, which are described and set forth in the sections below dealing with executive and Director compensation.

Certain Relationships and Related Party Transactions

  Compensation Committee Interlocks and Insider Participation

        During 2008, the following individuals served as members of the Company's Compensation Committee: Guy R. Gibson, John R. Roberts III, and Timothy D. Taron. None of these individuals has served as an officer or employee of the Company or has relationships with the Company except as described under "Other Transactions" below. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

  Other Transactions

        During 2008, the Company has had, or expects to have in the future, telecommunications customer transactions to provide voice, data, video, wireless or similar services (or a combination of the services), in the ordinary course of business, with Directors, executive officers, their immediate family members and their associates, on substantially the same terms as those prevailing at the same time for comparable transactions with unaffiliated customers.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information concerning the beneficial ownership of Common Stock for any person or group of persons, the Company knows of, as of December 31, 2008, that beneficially owned more than 5% of Company Common Stock. The information below is based upon public filings made with the Securities and Exchange Commission. These filings contain information as of December 31, 2008, and may not reflect current holdings of the Company's Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard Malvern, PA 19355	764,558	(1)	5.5%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,184,891	(2)	8.4%

(1)
Shares held in trust for the benefit of participants in the SureWest KSOP, for which Vanguard Fiduciary Trust Company is a trustee. All of the shares of Common Stock had been allocated to plan participants. The plan trustee votes shares allocated to participant accounts as directed by participants, and shares investment power in accordance with the terms of the plan.

(2)
This information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors LP ("Dimensional") on December 31, 2008. The Schedule 13G provides that Dimensional has sole voting and investment power with respect to the shares of Common Stock. These securities are owned by investment companies, trusts and accounts (collectively "Funds") for which Dimensional serves as investment adviser or manager. Dimensional disclaims beneficial ownership of the Common Stock owned by the Funds.

        The following table contains information as of January 15, 2009 with respect to the beneficial ownership of Common Stock by (i) each Director and nominee for Director of the Company, (ii) each of the current executive officers of the Company named in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group (including the named individuals). Unless otherwise noted, the persons as to whom the information is given had sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of Common Stock shown as beneficially owned.

Beneficial Ownership Table

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent
Fred A. Arcuri	106,948	*
Scott K. Barber	48,887	*
Bill M. DeMuth	104,193	*
Kirk C. Doyle(4)	191,923	*
Guy R. Gibson(5)	48,773	*
Dan T. Bessey	35,542	*
Philip Grybas	3,972	*
Robert D. Kittredge	19,227	*
Steven C. Oldham	154,625	*
John R. Roberts III(6)	33,134	*
Timothy D. Taron(7)	31,360	*
Roger J. Valine	32,737	*
All Directors and Executive Officers as a group (19 persons including the named individuals above)	1,006,467	7.1%

*
Less than 1.0%

(1)
For the following individuals, the number of shares listed includes interests in shares held in the SureWest KSOP: Mr. Arcuri—4,662 shares; Mr. Barber—1,866 shares; Mr. DeMuth—16,959 shares; Mr. Doyle—2,702 shares; Mr. Bessey—2,498 shares; Mr. Grybas—215 shares and all executive officers as a group—35,873 shares.

(2)
Includes shares which the individuals shown have the right to acquire as of January 15, 2009, or within 60 days thereafter, pursuant to outstanding stock options as follows: Mr. Arcuri—39,500 shares; Mr. Barber—12,000 shares; Mr. DeMuth—33,500 shares; Mr. Roberts—11,250 shares; Mr. Taron—10,000 shares; and all Directors and executive officers as a group—161,066 shares.

(3)
Includes beneficial ownership of the following number of shares of Common Stock underlying restricted stock units (vested and unvested), as follows: Mr. Arcuri—5,265 shares; Mr. Barber—2,518 shares; Mr. DeMuth—5,265 shares; Mr. Gibson—11,800 shares; Mr. Kittredge—12,227 shares; Mr. Oldham—140,275 shares; Mr. Roberts—11,800 shares; Mr. Taron—12,660 shares; Mr. Valine—14,092 shares; and all Directors and executive officers as a group—220,367 shares.

(4)
Includes 20,496 shares held by Kirk C. Doyle as custodian for his children.

(5)
Includes 28,373 shares for which Mr. Gibson shares voting and investment power with his mother.

(6)
Includes 2,287 shares held in Mr. Roberts' retirement plans.

(7)
Includes 3,000 shares held in the Taron Family Revocable Trust and 4,450 shares held by Mr. Taron's retirement plan.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all Directors and executive officers complied during calendar year 2008 with the reporting requirement of Section 16(a) of the Securities Exchange Act of 1934 with the exception of one late filed Form 4 for Robert D. Kittredge which was filed promptly upon receipt of the correct settlement date of the transaction.

Shareholder Rights Plan

        The Board of Directors adopted an Amended and Restated Rights Agreement March 10, 2008 to protect shareholders from coercive and unfair takeover tactics. In April 2008, the Board determined that current best practices regarding corporate governance suggest that it is a good practice to submit such Agreements to a vote of shareholders and therefore amended the plan to provide that the Shareholder Rights Plan would expire after the 2009 Annual Meeting of Shareholders unless the plan was submitted to and approved by a majority of shares at the Annual Meeting. After further consideration and analysis, the Board has determined it is in the best interest of shareholders to allow the Shareholder Rights Plan to expire in accordance with its terms.

COMPENSATION MATTERS

Compensation Committee Report

        This Compensation Committee report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

        The Compensation Committee of the Board of Directors of SureWest Communications (the "Committee") has reviewed and discussed the Compensation Discussion and Analysis with management, and based on this review and discussion with management, the Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in SureWest Communications' proxy statement on Schedule 14A and the Annual Report on Form 10-K.

                      Compensation Committee,

                      John R. Roberts III, Chairman
                      Guy R. Gibson
                      Timothy D. Taron

Compensation Discussion and Analysis

  Company Objectives

        As in past years, the principal objectives of the Company's executive compensation program are (i) to attract and retain for shareholders the best talent available at reasonable cost, and (ii) to motivate this executive talent to perform in a manner that maximizes shareholder value. The Company believes that the best way to implement both of these objectives is to provide an overall compensation package which provides executives with (i) a fair and competitive amount of essentially "risk free" income (base pay), (ii) additional "at risk" amounts for achieving short term targets and goals, believed to be closely tied to increasing shareholder value, and (iii) long term compensation tied to overall long term good performance. There is high demand in the marketplace for executives with the skills and experience necessary to lead complex organizations in rapidly changing markets. The Company believes it has adopted a compensation program to achieve its objectives of retaining, attracting and motivating executive talent in this increasingly complex and competitive environment.

  Elements of Rewards

        The Company provides three basic components of compensation which it believes supports its main objectives: (i) base pay to provide a reliable source of regular and steady income, (ii) annual or short term incentive ("STI") compensation to motivate superior short term performance, and (iii) long term incentive compensation ("LTI") believed to enhance long term shareholder value by rewarding long term good performance, thereby encouraging continuity and retention in the executive ranks, and improving development of junior executives for effective succession planning. The Compensation Committee of the Board of Directors of SureWest Communications (the "Committee") has been sensitive to suggestions of certain shareholders and shareholder groups that this component of compensation should be tied to specifically established long term targets and objectives. The Committee will continue to study and evaluate these proposals. For 2008, and looking forward to 2009 and 2010, the Committee believes that the STI provides a sufficient amount of incentive compensation tied to specific targets and objectives to properly motivate executives and that basing long term compensation on overall long term good performance accomplishes the Company's long term objective to retain good executives and motivate them to perform to a high standard. In order to remain competitive, the Company must be able to quickly respond to competitive forces, including competition for qualified executives. The Committee, therefore, continually evaluates compensation design and strategy. The Committee believes the amount available to be paid should approximate the 50th percentile of total compensation paid by companies in the Company's peer group. In order to assure that we achieve good performance, we hold each officer accountable for results through individual performance evaluations conducted by the CEO and reviewed by the Committee.

  Base Pay

        Base pay is designed to provide a basic, no-risk level of reliable periodic income to ensure that the Company's executives are reasonably compensated for their time and effort at competitive market rates. This component of compensation is necessary to attract and retain executive talent. In order to ensure that the Company is not overpaying its executives, and that compensation is set at reasonable levels, the Company targets base pay at or around the 50th percentile of the relevant market for the general level of responsibility entrusted to each officer. In order to be sure that we are using the relevant market, and that we are, in fact, at or around the 50th percentile, we analyze compensation publicly reported by comparable companies for their executives, and the Committee also employs a national consulting firm with specific expertise in executive compensation to analyze compensation of executives at comparable companies both inside and outside the Company's specific industry.

        The information and analyses disclosed that base pay for SureWest's executives was generally 3% to 7% below market median for the Company's peer group, as described in the "Benchmarking" section below. Base pay increases for the five Named Executive Officers ranged from 0%, for those already at market, to 16% for those who were substantially under market.

        Individual performance evaluations are conducted for all officers, as described above, which include an assessment of the achievement of pre-established performance targets, and progress towards development and demonstration of various characteristics of executive leadership, including strategic thinking, industry, market and product knowledge, customer focus, teamwork, and innovation and imagination, all characteristics that drive performance and enhance shareholder value.

        The Committee took account of all the foregoing factors in adjusting base pay for the Named Executive Officers. Based on all the above, the CEO (who did not participate in recommending or making adjustments to his own salary) and the Committee made the following salary adjustments for calendar year 2008:

Named Executive Officer	Base Salary Adjustment for 2008

Steven C. Oldham	3.1%

Fred A. Arcuri	5.5%

Dan T. Bessey	16.1	%(1)

Bill M. DeMuth	3.3%

Scott K. Barber	0.0%

    (1)
    Mr. Bessey was promoted from Vice President, Finance to Chief Financial Officer in March 2008.

        The Committee analyzed CEO base pay using the same general analyses described above including using data and information obtained from both internal sources and outside experts.

  Annual Incentive or Short Term Incentive ("STI") Compensation

        The second component of compensation, which the Company believes is also necessary to achieve its principal objectives, as discussed above, is annual incentive compensation. Annual incentive compensation is totally "at risk" and is intended to motivate our executives to achieve short term targets which are established at, or very near the beginning of each calendar year, and which we believe, if achieved, would result in an immediate increase, or, in some cases, preservation of existing shareholder value.

        This component of compensation is necessary because by rewarding short term results, the Company believes it is able to focus and direct executive effort and energy on obtaining immediately needed results. As the Committee does with base pay compensation, in order to ensure that we are not over compensating our executives for this component of compensation, we analyze the type and amount of annual incentive compensation publicly reported by companies in the Company's peer group, (see discussion on Benchmarking below). The Compensation Committee also uses the national executive compensation consulting firm mentioned previously to analyze comparable companies and to verify that we are paying at or near the 50th percentile for this component of compensation.

        Year 2008 was expected and proved to be a very challenging year. The acquisition of Everest Broadband, Inc. ("Everest") and divestiture of the Company's wireless business assets were simultaneous ongoing projects at the beginning of the year. Each of these projects required an extraordinary amount of time, energy and focus by the executive staff as a whole. The acquisition of Everest was accomplished in February 2008, and the divestiture of the Company's wireless business assets was accomplished in May 2008. Both were very successful. The acquisition of Everest required additional executive time, energy and focus to secure a smooth and seamless transition, to identify cost savings and growth opportunities, and to secure synergies. The divestiture of the wireless business was also followed by a transition period designed to assist the buyers in maintaining, serving and growing the former SureWest Wireless customer base. Finally, in late 2008, the Company announced a definitive agreement for the sale of its tower assets, which is another Company initiative designed to divest non-core assets and businesses in order to better focus on the Company's core lines of business.

        Because of the need to redeploy investment, and maintain and enhance shareholder return and value, the Compensation Committee established targets designed to motivate the executive staff to preserve and grow its core businesses, which the Board believes is the Company's future. Specifically, the Committee established the following measurable targets:

  (1)
  Growing residential Broadband revenue in its California and Kansas markets

  (2)
  Growing Broadband business revenue in its Kansas market

  (3)
  Growing Broadband business revenue in its California market

  (4)
  Minimizing the expected erosion of telephone revenues as customers switch from land line to wireless and voice over internet

  (5)
  Growing Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA")

        The Committee believed that these targets would motivate the executive staff to maintain and grow the business and replace revenues lost from the divestiture of revenue generating non-core assets. The Committee also assigned weights to the targets based on the degree to which the Committee believed that the specific targets implemented the desired goals. Because all the targets and objectives were somewhat aggressive (especially because of the circumstances relating to the ongoing strategic objectives), the Committee established a matrix whereby the executives could earn a percentage of the target award commensurate with the degree to which the target was achieved. Specifically with respect to the Broadband residential revenue target, the executive staff achieved 96.1% of the target, earning 61% of the award opportunity. With respect to the Kansas business revenue target the executive staff achieved 100.5% of the target, earning 107% of the award opportunity. With respect to the California business revenue target, the executive staff achieved 103.3% of the target, earning 147% of the award opportunity. With respect to the telephone revenue target the executive staff achieved 99.3% of the award, earning 89% of the award opportunity. With respect to EBITDA, the executive staff achieved 98.8% of the target, earning 88% of the award opportunity.

        As noted in earlier reports to shareholders, the Committee retains the right to add to, alter or adjust short term incentive targets based on changed circumstances during the year and to also adjust awards based on any unusual factors or circumstances affecting the executive group as a whole, or executives individually. While the Committee made no adjustments or alterations this year, it did take into account individual performance in making the awards, which this year was deemed to be extraordinary. In particular:

        Mr. Oldham, as President and Chief Executive Officer, led the Company through a difficult transition year that included the addition of a significant business in Kansas, and divestiture of a major line of business consistent with the Company's long term objective to focus on its core lines of business. Mr. Oldham accomplished both of these objectives in the context of a business environment afflicted with considerable disruption in the debt, credit and capital markets, wherein very few transactions actually crossed the finish line. During this period of time, Mr. Oldham continued to motivate and encourage the executive staff, and maintained clear focus on the Company's short and long term objectives by effecting a smooth transition of the Everest acquisition, and a smooth divestiture of the wireless business. At the same time, the Company's revenue objectives were achieved, which the

Committee believes has helped maintain and preserve shareholder value in this very difficult year. In particular, Mr. Oldham effectively implemented one of the key elements of the Board's plan to preserve shareholder value by growing the Broadband side of the business while addressing the cost side of the entire enterprise. One very salutary consequence of this strategy was steady improvement in the financial strength of the Company relative to its peer group, as manifested by the fact that despite significant turmoil in the debt, equity and financial markets, in 2008, the Company's stock faired better than most companies in its peer group, as well as the Russell 2000, which is the most relevant comparable index in the Company's industry. In addition, the regulatory environment in which the Company operates is rapidly changing in a manner that can cause significant disruptions in and loss of historically stable revenues, and can put the Company at a competitive disadvantage relative to its unregulated peers. Mr. Oldham initiated and led the Company's efforts in obtaining favorable California Public Utility Commission rulings extending the expiration date of certain regulatory revenue streams for several years, giving the Company additional time to replace these lost revenues with continued growth in its core lines of business.

        Mr. Arcuri, as Chief Operating Officer, devoted considerable time and effort in combining operations in Kansas and California wherever possible, maintaining a spirit and culture of mutual respect and cooperation between the two locations, and identifying and executing on numerous savings and growth opportunities. At the same time, he maintained focus on and achieved the Company's short term revenue objectives. In particular, Mr. Arcuri quickly and effectively removed costs associated with the Company's wireless business and all associated corporate overhead, and continued his efforts to ensure that expenses scaled appropriately with revenues in all the Company's lines of business. His ability to maintain and even improve Company morale was evidenced by a reduction of costly voluntary turnover, and steady improvement in overall customer satisfaction.

        Mr. Bessey assumed the position of Chief Financial Officer in 2008 and effected a virtually seamless organizational change in the accounting and finance areas by promoting individuals to positions of new responsibility, improving morale, and energizing the financial and accounting staff to greater efforts. Mr. Bessey also initiated numerous changes in the accounting and reporting systems making it more transparent, flexible, and responsive to operational demands. Mr. Bessey also assumed additional responsibilities in the area of investor relations and assisted Mr. Oldham and others in making investor presentations, and meeting with bankers to explore new and better financial arrangements, including the successful refinancing of all the Company's short term debt into a long term credit facility. Also, under Mr. Bessey's leadership, Everest's accounting, budgeting, financial reporting and internal control functions were integrated into SureWest's systems. Mr. Bessey also oversaw the final transition for the sale of the Company's directories business and the sale of the Company's wireless assets to Verizon. Finally, Mr. Bessey helped the Company realize considerable cost savings by internalizing various functions that had previously been performed by external consultants.

        Mr. Demuth, as Chief Technology Officer, continued his efforts to improve the Company's portfolio of products and services and resolved numerous issues in the promotion and initiation of the Company's digital video recorder product line. This has proven to be a great success in improving customer satisfaction, and maintaining subscriber levels. He also achieved numerous other objectives during the year, including implementing a video conferencing solution between California and Kansas, developing feature and performance goals for the Internet protocol television video platform, and exploring numerous other product and service opportunities with various vendors and potential partners.

        Mr. Barber, as Vice President and General Manager of California Operations, continued his excellent efforts in managing the Company's California operations. He reevaluated and revamped the performance metrics for field operations which resulted in reduced costs and increased customer satisfaction. In particular, Mr. Barber designed and implemented a new program designed to reduce customer concerns and issues, and expedite their solutions, launched digital phone service and IP long distance backhaul initiatives in California, consolidated and outsourced fleet maintenance at considerable savings to the Company, expanded data center opportunities by leveraging existing space, launched a new trouble ticketing system, launched bonded digital subscriber line service to boost data speeds on the copper network in California, and built past 20,000 new fiber marketable homes in California.

        The Compensation Committee was pleased with overall executive performance with respect to achieving the short term goals and objectives, especially under the very difficult and challenging circumstances presented during the year, and the efforts expended by the executive staff in planning, executing and implementing all of the Company's strategic objectives, as discussed above, as well as the individual efforts described above, and, therefore, made the STI awards as reflected in the Summary Compensation Table.

  Long Term Incentive ("LTI") Compensation

        The third component of compensation which the Company believes is necessary to achieve its two main objectives is long term incentive compensation. Like annual incentive compensation, this element of compensation is also "at risk." In recognition of the fact that overall shareholder value is usually enhanced by sustained efforts over periods longer than a year, and that "long term shareholder value" requires such sustained efforts, the Committee rewards sustained long term good performance. Similarly, we believe that long term shareholder value is promoted by aligning and tying long term career goals directly to the Company's long term financial success. It takes years to develop effective executive leadership. Tying long term Company success to long term career success promotes and enhances retention of executive talent. It also permits and promotes mentoring of junior executive talent necessary for succession planning.

        The Company employs the same type of analyses described above to ensure that it is paying at or near the 50th percentile of its peer group for this component of compensation. The benchmarking and comparative analyses described above disclosed that at risk pay (both short and long term) comprise a significant percentage of total compensation opportunity, with long term pay comprising an even greater percentage of the total "at risk" component. In 2008, the Company paid the long term awards in accordance with the terms of the 2000 Equity Incentive Plan previously approved by shareholders, and in accordance with the retention and longevity requirements laid out in previous grants, as disclosed in the Summary Compensation Table.

        As noted in the section above relating to elements of rewards, the Committee is mindful of suggestions from certain shareholders and shareholder groups that long term pay should be tied to specific performance targets and metrics. The Committee continues to analyze this issue, but for the present, has concluded that long term shareholder value is well served by a compensation regime which rewards executives for solid long term good performance. The Committee recognizes that performance, measured by specific targets and metrics, is an important element of a good compensation program, but believes that this element is satisfied by the STI and that a well balanced regime would also include a system for recognizing and rewarding solid long term performance.

  The Appropriate Mix of Compensation

        The Compensation Committee believes that its overall compensation design and strategy best implements its overall objectives by paying base pay in an amount which assures executives of a reliable and fair amount of annual income, and "at risk" annual and long term incentives in such amounts as we believe will motivate these executives to achieve short term and long term objectives and performance, specifically designed to enhance, or in some instances, protect and preserve shareholder value. We establish the amounts and percentages which each component contributes to "overall compensation," also within market parameters, verified both internally and externally as discussed above, and to ensure that from an overall perspective, the Company is fairly paying, but not over paying, its executives. The Company's overall compensation strategy is designed to put a significant amount of overall compensation at "short term risk" and "long term risk" in the sense that the latter award depends on good long term performance. In our view, the magnitude of the potential reward bears a direct relationship to the degree of energy, effort, dedication, loyalty and imagination an executive will devote to the Company and to the particular tasks or objectives at hand. In consultation with the outside expert compensation consultants retained by the Compensation Committee, the Company believes that, with the exceptions of the Chief Executive Officer and the Chief Operating Officer, putting one-half of total compensation at short term and long term risk strikes an appropriate balance. In 2008, base pay as a percentage of total compensation for the Named Executive Officers ranged from 45% to 56% and for the Chief Executive Officer was 35%. Annual incentive compensation (STI) as a percentage of total compensation for the Named Executive Officers ranged from 19% to 21% and for the Chief Executive Officer was 20%. Long term incentive (LTI) as a percentage of total compensation for the Named Executive Officers ranged from 23% to 36% and for the Chief Executive Officer was 45%.

        Short and long term objectives are somewhat interdependent and equally important; however, because annual incentive compensation is based on performance factors tied to objectives deemed to be of immediate importance to shareholders, the Committee believes it should be assigned greater weight, as reflected in the Summary Compensation Tables.

  Compensation Depends on Continuous Good Performance, High Ethical Standards and Fair and Honest Financial Reporting

        Only a few years ago the Company's industry was heavily regulated, and somewhat protected from competition. Our industry has changed considerably over the last few years and continues to change rapidly, changing from a highly regulated to a mostly unregulated market, subject to intense and ever increasing competition. In order to respond to these relatively recent highly competitive forces and rapidly changing market conditions, the Company is required to constantly review and analyze its compensation strategies in order to maintain and attract the best talent available. To that end, the Company conducts internal annual reviews of our compensation strategies, and the Compensation Committee retains outside experts to ensure that we remain competitive without overcompensating our executives. Our Chief Executive Officer, in conjunction with the Committee, conducts annual reviews of all our executives, including all our Named Executive Officers, to ensure that they are performing at the high level expected of them, and that they maintain high standards of personal and professional conduct.

        The Committee conducts a similar review of the Chief Executive Officer. The compensation actually paid to our executives for any performance year depends on and requires actual performance consistent with the efforts demanded of their positions, and maintenance of high levels of ethical conduct. Any violation of the Company's Code of Ethics and Business Conduct, which is readily available on the Company's investor relations website at www.surw.com/ir/corpgov/Code_of_Ethics_Business_Conduct.php, subjects such executive to immediate termination without severance benefit, and any restatement of earnings in any financial report filed by the Company caused by any intentional or negligent act or omission of the Chief Executive Officer or Chief Financial Officer (both of whom must certify such reports) results in immediate forfeiture and repayment of any incentive compensation earned or awarded in connection with any financial results reported in such restatement.

  Comparative Benchmarking

        As noted above, the Company conducts an annual survey and analysis of comparable companies with respect to virtually all elements and components of compensation and overall compensation strategy. The Committee also utilizes the services of a national consulting firm to advise and recommend compensation levels and strategies to ensure that we remain competitive in the Company's industry and especially with respect to our peer group. The information used in these analyses is obtained from professional surveys, industry literature, proxy reports and various other sources.

        Because of the rapidly changing industry and the increasingly competitive markets in which we operate, the Company's peer group is also constantly changing. The specific peer group companies vary from year to year, but generally, the comparison companies used are companies which operate in our industry and report revenues, net income and/or market values that the Company and the Compensation Committee's expert consultants consider to be within a reasonable range of the Company's own revenues, net income and market value. The specific levels of compensation for all the Named Executive Officers are, to a large extent, based on these annual analyses and surveys and established, as noted above, at levels which the Committee believes are at or around the 50th percentile of the Company's overall peer group. Following is a list of companies included in this year's analysis:

• • • • •	Alaska Communications Systems Group, Inc. Atlantic Tele-Network, Inc. Cbeyond Communications, Inc. Cogent Communications Group, Inc. Consolidated Communications Holdings, Inc.	• • • • •	D&E Communications Corporation Fairpoint Communications, Inc. General Communication Inc. Iowa Telecommunications Services, Inc. ITC DeltaCom, Inc.	• • • • •	Knology, Inc. NeuStar, Inc. nTelos, Inc. RCN Corporation Shenandoah Telecommunications Company

        The Company also used a variety of industry and functional salary surveys including Radford, Thobe Communications and Mercer.

  Perquisites and Other Personal Benefits

        The Company provides very limited executive benefits beyond those provided to all employees and has no current plans to add any new perquisites to the executive program. In 2008, all Named Executive Officers received life insurance coverage above $50,000 paid by the Company, an automobile allowance, and for the President and CEO, reimbursement for club dues and related expenses for business entertainment through June 2008. The Compensation Committee also approved a corporate club membership to be used by the Chief Operating Officer primarily for business purposes. Any personal use of this membership is monitored and reviewed by the Audit Committee. The Company also maintains an executive bi-annual physical requirement, paid by the Company through Sutter Health for all of its officers. The Committee believes that each of these is an appropriate benefit to be provided to senior management and is reflective of their value to the organization as well as typical of prudent corporate practice.

  Employment, Severance and Change in Control Agreements

        In December 2005, the Company entered into an employment agreement with Steven C. Oldham, President and Chief Executive Officer of the Company. The terms of that agreement were established based on information and data provided by an outside executive compensation consulting firm retained by the Company to ensure market competitiveness. This agreement is described in the "Individual Employment Agreement" discussion below. In December 2007, the Board of Directors and Mr. Oldham agreed to rescind the employment agreement. The agreement is reported here because certain benefits under that agreement were vested at the time of its termination and will be paid out when Mr. Oldham's employment with the Company terminates.

        In December 2007 and January 2008, the Board of Directors also rescinded various change in control agreements with several executive officers, including the Named Executive Officers, and entered into new change in control agreements. In entering into these change in control agreements, which are described in greater detail in the "Change in Control" discussion below, the Board of Directors was advised by an outside consulting firm on executive compensation to ensure that the benefits provided were competitive and were "at market." These agreements essentially provide the Named Executive Officers with certain benefits following a termination of employment in connection with a change in control of the Company, either as a result of an involuntary separation for reasons other than cause, death or disability, or as a result of a constructive termination resulting from a good faith determination of such executive following a change of control, that his or her duties and or compensation were materially reduced or diminished. These agreements are intended to motivate executive officers to remain with the Company, and to focus on maximizing shareholder value despite the uncertainty and dislocation caused by change in control events. Details of these agreements are addressed in the "Change in Control" discussion below.

  Tax Deductibility of Compensation

        The Compensation Committee is made aware of the potential tax implications and accounting ramifications of the potential performance awards and long term incentive awards for Named Executive Officers. The Committee discussed during several meetings in 2008 the meaning and implications of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS 123R"), as well as Internal Revenue Code Section 409A related to the determination of deferred compensation and when that circumstance is triggered. The Committee recommended and the Board approved several amendments to the 2000 Equity Incentive Plan to maintain compliance with these and other regulations.

Compensation Paid to Executive Officers

        The following table sets forth information for the year ended December 31, 2008 concerning the compensation for services in all capacities to the Company and its subsidiaries of the principal executive officer and principal financial officer, as well as the other three most highly compensated executive officers. These individuals are referred to throughout this proxy Statement as the "Named Executive Officers."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (STI) ($)	Stock Awards (LTI) ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Steven C. Oldham	2008	454,346	241,200	102,637	710	35,674	834,567
President and Chief Executive Officer	2007	422,115	135,000	87,210	7,952	43,918	696,195
	2006	350,000	—	15,684	20,383	117,443	503,510

Philip A. Grybas(4)	2008	85,017	—	71,604	2,059	306,329	465,008
Senior Vice President and Chief	2007	249,995	—	74,264	12,659	16,747	353,665
Financial Officer	2006	242,500	—	97,400	26,299	23,788	389,987

Dan T. Bessey(5)	2008	181,346	68,800	33,382	398	25,880	309,806
Vice President and Chief Financial Officer	2007	148,269	70,000	20,252	15,169	18,101	271,791

Fred A. Arcuri	2008	300,577	120,100	88,777	—	28,428	537,882
Senior Vice President and Chief	2007	273,461	99,000	85,254	148,848	31,609	638,172
Operating Officer	2006	227,500	—	116,322	219,544	27,337	590,703

Bill M. DeMuth	2008	225,077	89,900	87,236	—	29,216	431,429
Senior Vice President and Chief	2007	209,808	67,500	84,515	49,381	29,767	440,970
Technology Officer	2006	197,500	—	115,162	145,056	26,899	484,617

Scott K. Barber	2008	218,077	87,100	62,124	2,692	26,504	396,497
Vice President and General Manager,	2007	209,038	67,500	60,712	29,975	26,786	394,011
Operations, California	2006	180,000	—	78,313	48,176	21,982	328,471

(1)
Represents the proportionate amount of the total fair value of stock awards recognized by the Company as an expense in 2008, 2007 and 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2008, 2007 and 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised) 2004 Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan Based Awards table below, as well as awards through 2005 for which the Company continued to recognize expense in 2008. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

(2)
Amounts shown are solely an estimate of the increases in actuarial present value of the Named Executive Officer's age 65 accrued benefits under the Company's Pension Plan for 2008, 2007 and 2006. Assumptions are further described under the Pension Benefits table below. This table does not reflect the negative pension benefit change amounts in 2008 of $54,378 and $53,959 for Messrs. Arcuri and DeMuth, respectively, due to their full retirement eligibility status.

(3)
See All Other Compensation chart below for amounts, which include perquisites, dividend payments and equivalents, and Company match on employee contributions to the SureWest KSOP, the Company's 401(k) plan.

(4)
Phil Grybas' employment with the Company ended on March 17, 2008.

(5)
Dan Bessey was promoted to Chief Financial Officer on March 18, 2008 and has been an officer of the Company since March 26, 2007.

	Automobile Allowance(a)	Business Reimbursement(b)	Executive Physicals(c)	Gym Membership(d)	Dividend Payments and Equivalents(e)	FSA Dependent Care(f)	Severance(g)	SureWest KSOP Company Match(h)

Steven C. Oldham	$5,314	$2,700	$1,359	—	$17,101	—	—	$9,200

Philip A. Grybas	1,464	—	—	—	1,748	—	303,117	—

Dan T. Bessey	6,052	—	1,359	—	2,754	4,050	—	11,665

Fred A. Arcuri	5,453	—	1,300	—	8,945	—	—	12,730

Bill M. DeMuth	6,018	—	1,300	—	8,265	—	—	13,633

Scott K. Barber	5,679	—	1,359	588	5,345	—	—	13,533

(a)
Reflects the imputed value of the personal use of an automobile for which each officer receives a $600 per month allowance. The amounts reflect the portion of the $7,200 annual allowance that is attributed to personal use of the automobile. The difference between $7,200 and the reported amount is the attributed amount for business use of the automobile.

(b)
Steven C. Oldham received a $450 per month allowance to defray club and related dues and expenses associated with business entertainment from January - June, 2008. As of July 2008, he no longer receives this allowance.

(c)
Amounts paid for bi-annual executive physical.

(d)
Amounts paid for the Company's gym membership wellness program during 2008.

(e)
Cash dividends and dividend equivalents paid during 2008 on restricted shares and unvested restricted stock units.

(f)
Amounts paid for the Company's dependent care program during 2008.

(g)
Economic benefit consisting of cash and continued medical, health and life insurance in connection with his severance from the Company as disclosed in Form 8-K filing on March 27, 2008.

(h)
Amounts contributed as employer matching funds to the Company's defined contribution retirement plan.

Equity Awards

  Grants of Plan Based Awards

        The following table sets forth information concerning grants of awards pursuant to the 2000 Equity Incentive Plan made to the Named Executive Officers during the year ended December 31, 2008. While permitted by the plan, the Company's grants in 2008 did not provide for payments based upon achievement of threshold, target and maximum goals.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Steven C. Oldham	12/12/2008	44,570	549,994

Dan T. Bessey	12/12/2008	6,077	74,990

Fred A. Arcuri	12/12/2008	16,207	199,994

Bill M. DeMuth	12/12/2008	14,181	174,994

Scott K. Barber	12/12/2008	8,914	109,999

(1)
The amounts shown reflect restricted stock grants made to each of the Named Executive Officers on December 12, 2008 under the Company's 2000 Equity Incentive Plan and constitute the long term compensation component of compensation described in Compensation Discussion and Analysis. The grants to Steven C. Oldham consisted of restricted stock units, the vested portions of which are convertible into Company Common Stock upon the cessation of Mr. Oldham's service as an employee. The grants to the other Named Executive Officers consisted of restricted stock awards. The shares or units vest at a rate of 12.5% each June 1 and December 1 following the date of grant, provided that the Named Executive Officer remains an employee of the Company. The grants are subject to accelerated vesting upon the death or disability of the recipient, retirement, or if there is a change in control of the Company.

(2)
The grant date fair value of restricted stock awards and restricted stock units is determined in accordance with the provisions of SFAS 123R. The per share SFAS 123R value on December 12, 2008 was $12.34. The assumptions used in determining the grant date fair value of these awards are set forth in the Notes to the Company's consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

  Equity Stock Plans

        Our Board of Director's may grant share-based awards from our two shareholder approved Equity Incentive Plans; the 2000 Equity Incentive Plan (the "2000 Plan") and the 1999 Restricted Stock Bonus Plan (the "1999 Plan"), (collectively the "Stock Plans") to certain of our employees, outside directors and consultants. The Stock Plans permit issuance of awards in the form of restricted common stock ("RSAs"), restricted common stock units ("RSUs"), performance shares, stock options and stock appreciation rights. The Stock Plans are administered by the Compensation Committee.

        The 2000 Plan, as originally approved by the Company's shareholders, contemplated the issuance of up to 800,000 shares of the Company's common stock. Thereafter, the Company's shareholders approved an increase to 950,000 shares and the incorporation of an evergreen provision pursuant to which the number of shares of the Company stock, which shall be made available under the 2000 Plan, shall be 950,000 shares plus an annual increase to be added on the first business day of each calendar year and thereafter beginning with January 2, 2003, equal to one percent of the outstanding shares as of December 31 of the immediately preceding calendar year. Under the 2000 Plan approximately 1,800,000 shares of common stock were authorized for issuance, including those outstanding as of December 31, 2008, and 966,318 shares were available for future grant as of December 31, 2008. In addition, 335,839 options (virtually all under water) and 269,038 shares associated with unvested RSUs or RSAs were outstanding as of December 31, 2008. Each type of grant available under the 2000 Plan is made pursuant to a written award agreement that specifies the terms and conditions of each grant. Incentive stock options must be based on fair market value at the time of grant and cannot exceed a ten year term. No options have been granted by the Company since 2003 and under the terms of the 2000 Plan no further incentive stock options can be granted without shareholder approval. The Company has also never issued any stock appreciation rights or performance shares. The Company has issued RSAs RSUs as reflected in the tables that generally call for a three or four year vesting period, and in the case of RSUs, frequently are not convertible into shares of stock until termination of employment or service.

        The 1999 Plan expired in accordance with its terms in December 2008. The 1999 Plan reserved a total of 200,000 shares of which 34,268 shares were issued and 33,893 shares are currently vested and reflected in the following tables. No grants have been made under the 1999 Plan since 2003 and because the 1999 Plan expired in 2008, there are no further grants available under this Plan.

Outstanding Equity Awards at Fiscal Year-End

        The following table presents the outstanding equity awards held by each of the Named Executive Officers as of the fiscal year ended December 31, 2008, including the value of the stock awards.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Steven C. Oldham	—	—	—	70,247	802,221

Philip A. Grybas	—	—	—	—	—

Dan T. Bessey	1,000	32.00	5/31/2013	9,651	110,214
	4,000	39.25	2/28/2011
	1,000	40.00	12/5/2010
	1,000	39.25	6/28/2010

Fred A. Arcuri	10,000	37.63	12/11/2012	28,163	321,621
	10,000	50.50	12/13/2011
	4,500	40.00	12/5/2010
	15,000	39.25	6/28/2010

Bill M. DeMuth	8,000	37.63	12/11/2012	25,117	286,836
	6,000	50.50	12/13/2011
	4,500	40.00	12/5/2010
	6,000	39.75	9/27/2010
	9,000	39.25	6/28/2010

Scott K. Barber	1,500	37.98	12/11/2012	15,958	182,240
	1,500	50.50	12/13/2011
	9,000	39.25	6/28/2010

(1)
The vesting date of each option is listed in the table below by expiration date:

Expiration Date	Vesting Date

5/31/2013	5/31/2006

12/11/2012	12/11/2005

2/28/2011	2/28/2005

12/13/2011	12/13/2004

12/5/2010	6/28/2004

9/27/2010	9/27/2004

6/28/2010	6/28/2004

(2)
The vesting dates of the restricted shares and restricted stock units for each of the Named Executive Officers are as described below. Mr. Oldham's figure consists of four grants, one of which was made to him as a Director of the Company, prior to his service as an officer. The vested units attributable to his grant as an employee are convertible into shares of Company Common Stock upon his cessation of service as an employee of the Company. The restricted stock units granted to Messrs. Arcuri, DeMuth and Barber are convertible into shares of Company Common Stock upon the earlier to occur of cessation of service as an employee (other than by retirement) or February 23, 2009. Unless there is a reference to units, the grants consist of restricted stock awards.

  Steven C. Oldham

800	(a)	50% on each June 14 of 2009 through 2010
6,620		50% of the units on each December 7 of 2009 through 2010
18,257		33 1/3% of the units on each December 11 of 2009 through 2011
44,570		12 1/2% of the units on each June 1 and December 1 of 2009 through 2012

70,247

    (a)
    Represents the unvested restricted stock granted to Steven C. Oldham as a member of the Board of Directors in 2004, prior to his service as an officer.

  Philip A. Grybas

-0-	Cancelled upon cessation of service on 3/31/08

  Dan T. Bessey

511	100% on December 29 of 2009
3,063	33 1/3% on each December 7 of 2009 through 2011
6,077	12 1/2% on each June 1 and December 1 of 2009 through 2012

9,651

  Fred A. Arcuri

219	109.5 units on the 23rd day of each month through February 23, 2009
1,076	100% on December 8 of 2009
2,492	50% on each December 7 of 2009 through 2010
8,169	33 1/3% on each December 7 of 2009 through 2011
16,207	12 1/2% on each June 1 and December 1 of 2009 through 2012

28,163

  Bill M. DeMuth

219	109.5 units on the 23rd day of each month through February 23, 2009
1,076	100% on December 8 of 2009
2,492	50% on each December 7 of 2009 through 2010
7,149	33 1/3% on each December 7 of 2009 through 2011
14,181	12 1/2% on each June 1 and December 1 of 2009 through 2012

25,117

  Scott K. Barber

104	52 units on the 23rd day of each month through February 23, 2009
861	100% on December 8 of 2009
1,994	50% on each December 7 of 2009 through 2010
4,085	33 1/3% on each December 7 of 2009 through 2011
8,914	12 1/2% on each June 1 and December 1 of 2009 through 2012

15,958
(3)
Reflects the value calculated based on the closing price of the Company's Common Stock on December 31, 2008 of $11.42 per share.

Options Exercised and Stock Vested

        The following table sets forth certain information regarding vested stock awards and units (including additional units attributable to dividend payment) during 2008 for the Named Executive Officers (no options were exercised in 2008).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Steven C. Oldham	—	—	10,040	124,660

Philip A. Grybas	—	—	—	—

Dan T. Bessey	—	—	1,934	26,373

Fred A. Arcuri	—	—	6,537	90,249

Bill M. DeMuth	—	—	6,196	85,335

Scott K. Barber	—	—	3,933	54,700

(1)
Amounts reflect the market value of the Company's Common Stock on the date the restricted stock or units vested. The vested units or shares relate to grants made between 2003 and 2008.

Pension Benefits

        The following table discloses the years of credited service of, present single sum value of the accrued benefits for, and payments during the last fiscal year to each of the Named Executive Officers under the Company's Pension Plan, which is described in more detail below:

Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit ($)(1)(2)	Payments During Last Fiscal Year ($)

Steven C. Oldham	Pension Plan	1.3	29,046	—

Philip A. Grybas	Pension Plan	2.5	65,697	—

Dan T. Bessey	Pension Plan	11.7	132,181	—

Fred A. Arcuri(3)	Pension Plan	29.4	1,432,828	—

Bill M. DeMuth(3)	Pension Plan	30.9	1,385,515	—

Scott K. Barber	Pension Plan	12.7	258,583	—

(1)
The actuarial present value was determined in accordance with the assumptions outlined in the notes to the Company's consolidated financial statements included in our Annual Report filed on Form 10-K, filed with the Securities and Exchange Commission, including:

—
Discount rate used to value pension liability equaling 6.25%; and

—
Mortality Table equals RP2000 annuitant and non-annuitant for males and females with seven and fifteen year projections from January 1, 2009 using projection scale AA. Benefit commencement at age first eligible for unreduced benefits defined by the Pension Plan to be the earlier of normal retirement age (age 65) or the age when the sum of the participant's age and years of credited service equals 85.

(2)
As described below, all benefits under the Pension Plan were frozen as of April 1, 2007, so that a participant's (including the Named Executive Officers') years of credited service and final average compensation used to determine benefits is frozen for purposes of calculating the benefit amount.

(3)
Messrs. Arcuri and DeMuth are eligible for full retirement benefits under the Pension Plan's early retirement provision.

  Pension Plan and SERP

        The Company has a "frozen" qualified defined benefit pension plan in which certain employees have been eligible to participate substantially concurrently with the beginning of employment ("Pension Plan"), as well as a supplemental non-qualified and unfunded supplemental executive retirement plan ("SERP") (collectively the "Plans"). The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company. The only remaining participants in the SERP are now retired from the Company, and none of the Named Executive Officers participate in the SERP.

        Benefits under the Plans are a function of a participant's years of service with the Company and the employee's average annual compensation (salary and STI) during the period of the highest five consecutive years in the last ten years of credited service. The monthly retirement benefit payable under the Plans will be adjusted on the basis of actuarial equivalents for a joint and survivor benefit and for optional forms of benefit, such as the early retirement benefit. Benefits become fully vested at age 65 or on the completion of 5 years of service, whichever first occurs, and are not subject to any deduction for Social Security or other offset amounts. The benefits are not payable as a lump sum if the present value of the accrued benefit exceeds $50,000; they are generally paid as a monthly annuity for the life of the retiree (or his or her survivor). Benefit calculations are specifically based upon "points," with an employee's points equaling the sum of his or her age plus years of service. Employees who retire (i) at age 65, or (ii) with 85 or more points receive an unreduced benefit. Employees who reach age 55 and who have 5 years of service may elect early retirement with benefits reduced by 3% per point under 85 points, or 3% per year of age under age 65, whichever is less, with a maximum reduction of 30%.

        Effective January 1, 2004, the Company modified the Pension Plan to reduce the benefits payable to participants who began employment on or after January 1, 2004. More significantly, in February 2007 the Company announced a freeze of all benefits under the Pension Plan as of April 1, 2007, so that a participant's years of credited service and final average compensation used to determine the benefit under the Pension Plan were frozen for purposes of calculating the benefit amount. Participants will continue to receive credit for their age and years of service for vesting purposes and determining benefit payment amounts under full retirement or early retirement options. The freezing of benefits under the Pension Plan will not deprive any participant or beneficiary of any vested accrued benefits under the plans. The Named Executive Officers, other than Oldham and Grybas, are fully vested under the Pension Plan.

  SureWest KSOP

        The Company maintains a defined contribution retirement plan available to all employees, the SureWest KSOP (the "KSOP"). The KSOP consists of both an Employee Stock Ownership Plan (ESOP) and a cash or deferred feature under section 401(k) of the Internal Revenue Code. Employees may elect to contribute a portion of their wages to the KSOP, and the Company makes matching contributions of up to 6% of the participant's wages. Participants can choose among multiple investment alternatives, including the Company's Common Stock. The Summary Compensation Table

above provides information about matching Company contributions in 2008 for the benefit of the Named Executive Officers.

Potential Payment on Termination or Change in Control

        The section below describes the payments that may be made to the Named Executive Officers upon employment termination, including without limitation resignation, severance, retirement or a constructive termination, or a change in control of the Company or the responsibilities of the Named Executive Officer.

Separation

        The Company generally provides separation pay and benefits to employees in good standing whose employment is terminated by the Company. The Company does not offer a formal separation benefit to its Named Executive Officers, however, the Compensation Committee of the Board of Directors may authorize additional payments or consideration when a Named Executive Officer is separated.

Individual Employment Agreements

        As of 2008, there are no employment agreements with any of the Named Executive Officers. Mr. Oldham had an employment agreement which terminated in 2007. Some of the benefits provided under that Agreement were vested at the time of termination of the contract and are reported in the section labeled Employment, Severance and Change in Control Agreements.

Change in Control

  Change in Control Agreements

        In December 2007 and January 2008, the Company and certain employees, including all the Named Executive Officers, rescinded their existing evergreen change in control agreements and entered into new change in control agreements which will expire in 2010 and 2011. In entering into these agreements the Board of Directors and the Compensation Committee were advised by a national executive compensation consulting firm to ensure that the terms, conditions, and benefits provided in these agreements were customary and within market for agreements of this type. The Board of Directors and the Compensation Committee believe that it is in the best interest of shareholders for the Company to enter into such agreements in order to ensure that executives are not distracted from focusing on and promoting shareholder interests as a result of the inevitable personal and financial concerns resulting from the potential loss of employment and dislocation in change in control situations.

        Benefits are paid only on the occurrence of a "qualifying termination" following a "change in control" of the Company, and upon execution of a full release of any and all potential liability of the Company arising out of the executives' employment relationship with the Company, and or the termination of that relationship. A "change in control" of the Company generally means the acquisition of a majority of the Company's stock by a third party, a merger or consolidation in which SureWest is not the surviving entity, replacement of a majority of the Board of Directors or their recommended successors in a hostile proxy contest, or liquidation or sale of all or substantially all of the Company's assets. A "qualifying termination" generally means (1) an involuntary termination without cause within one year after a change in control, and not as a result of death or disability, or (2) a "constructive termination" within one year of a change in control resulting from an executive's good faith determination that he had "good reason" to resign as a result of (a) a material diminution of his or her duties and responsibilities, (b) a reduction in compensation not experienced by the executive group as a whole resulting from some financial or other circumstance affecting the Company as a whole, or (c) a significant geographical relocation, in each instance only after the Company's failure or refusal to rectify or "cure" the situation after a proper demand by the executive.

        If there is a "qualifying termination" following a change in control, the executives would be entitled to two years base pay (three years for Mr. Oldham), and two times target annual short term incentive (three times for Mr. Oldham) and an acceleration or vesting of all outstanding unvested equity awards. In addition, the executives would be entitled to two years continuation of health, medical and life insurance benefits (three years for Mr. Oldham) or, earlier, if they become qualified for similar benefits with a new employer.

        If any of the forgoing compensation or rights would be subject to excise tax as an "excess parachute payment" under federal income tax rules, the amounts payable would be cut back to such amount as would avoid payment of any such tax, except in the case of Mr. Oldham, if the amounts necessary to cut back such benefits would exceed 10% of the amount otherwise payable, the Company has agreed to pay Mr. Oldham an additional amount to compensate for the incremental tax costs associated with such payments.

        The following table provides the value of benefits the Named Executive Officers would have received if a "qualifying termination" of their employment under these agreements had occurred on December 31, 2008. The value of restricted stock or restricted unit acceleration in the table is equal to the market price of shares of the Company's Common Stock on December 31, 2008, the last trading before the hypothetical qualifying termination.

Name	Cash Severance Payment ($)	Accelerated Vesting of Equity Awards ($)	Continuation of Health and Medical Benefits ($)	Excise Tax Gross-Up ($)	Total Benefits ($)

Steven C. Oldham	2,139,000	782,076	54,689	1,397,628	4,373,393

Dan T. Bessey	550,000	110,214	29,606	—	689,820

Fred A. Arcuri	862,000	321,222	20,671	—	1,203,893

Bill M. DeMuth	636,000	286,436	20,661	—	943,097

Scott K. Barber	620,000	182,058	30,449	—	832,507

Death or Disability

        The equity grant agreements with each of the Named Executive Officers provides for the accelerated vesting of the underlying equity awards upon their death or disability. The table below shows the value of the accelerated vesting as if the Named Executive Officers died or were disabled as of December 31, 2008, using the closing share price as of that date. None of the Named Executive Officers are entitled to any additional benefits from the Company upon death or disability.

Name	Accelerated Vesting of Equity Awards ($)

Steven C. Oldham	782,076

Dan T. Bessey	110,214

Fred A. Arcuri	321,222

Bill M. DeMuth	286,436

Scott K. Barber	182,058

 Director Compensation

        The following table sets forth the compensation received by each of the Company's non-employee Directors in their capacity as Directors. Steven C. Oldham, the President and Chief Executive Officer of the Company, is a member of the Board of Directors and receives no additional compensation for serving on the Board. His compensation is described in the Summary Compensation Table below. Kirk C. Doyle was an employee of the Company until March 2008 and received compensation as an employee. Following his voluntary resignation as an employee from SureWest, Doyle was compensated with a $10,000 per month retainer for serving as the Chairman of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Kirk C. Doyle	100,000	—	—	22,614	122,614

Guy R. Gibson	43,125	43,984	—	400	87,509

Robert D. Kittredge	54,917	50,783	—	557	106,257

John R. Roberts III	55,085	37,497	—	—	92,582

Timothy D. Taron	45,835	37,497	—	—	83,332

Roger J. Valine	41,875	43,882	—	287	86,044

(1)
Represents the proportionate amount of the total for value of stock awards recognized by the Company as an expense in 2008 for financial accounting purposes. The fair values of these awards and the amounts expressed in 2008 were expensed in accordance with FAS 123R. The awards for which an expense is shown in this table include an award of 4,448 restricted stock units granted to each non-employee Director on June 30, 2008. The grant date fair value of the 4,448 restricted stock units granted to each non-employee Director on June 30, 2008 was $8.43. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company's consolidated financial statements, which are included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

The aggregate number of unvested restricted stock awards, unvested restricted stock units and unexercised stock options held by each Director above as of December 31, 2008 was as follows.

Director	Number of Restricted Stock Awards	Number of Restricted Stock Units	Number of Options

Kirk C. Doyle	—	—	—

Guy R. Gibson	400	—	—

Robert D. Kittredge	—	578	—

John R. Roberts III	—	—	11,250

Timothy D. Taron	—	—	10,000

Roger J. Valine	—	—	—

(2)
Mr. Doyle did not vest in the Pension Plan as an employee Director prior to becoming a non-employee Director.

(3)
See All Other Compensation chart below for amounts, which includes salary, dividend payments and equivalents, and Company match on employee contributions to the SureWest KSOP, the Company's 401(k) plan.

	Salary ($)	Dividend Payments and Equivalents ($)(a)	SureWest KSOP Company Match ($)

Kirk C. Doyle	21,334	—	1,280

Guy R. Gibson	—	400	—

Robert D. Kittredge	—	557	—

John R. Roberts III	—	—	—

Timothy D. Taron	—	—	—

Roger J. Valine	—	287	—

  (a)
  Cash dividends and dividend equivalents paid during 2008 on restricted shares and unvested restricted stock units.

  Summary of Fees and Grants

        All Directors, other than Kirk C. Doyle and Steven C. Oldham, were compensated by a fee of $1,250 per month and $1,250 for each Board meeting they attended in 2008 ($625 if participation was telephonic). Directors also received $625 for each Committee meeting they attended ($1,250 if the meeting was on a day different than a Directors' meeting, but $625 if participation was telephonic). Committee Chairmen also receive a fee for their services. In 2008, the Audit Committee Chairman annual retainer was $12,000, the Compensation Committee Chairman annual retainer was $8,000, and the Nominating and Governance Committee Chairman annual retainer was $5,000.

        The non-employee Directors of the Company are entitled to participate in the SureWest Communications 2000 Equity Incentive Plan (the "2000 Plan"). Pursuant to the 2000 Plan, options to purchase 1,250 shares of Common Stock were automatically granted, beginning in the year 2000, to each non-employee Director upon the conclusion of each regular Annual Meeting of the Company's shareholders. In 2004, the automatic grants were waived and thereafter the automatic grant was deleted from the 2000 Plan. Non-employee Directors are also eligible to receive other grants under the 2000 Plan, including additional options, restricted stock awards, and restricted stock units. Since 2004, no additional options to purchase shares were granted to any of the non-employee Directors, or to any other person.

        New non-employee Directors have received 2,000 restricted stock units with vesting as follows: 25% of the restricted stock units vest on each of the first, second, third and fourth anniversaries of the grant date. Each vested unit is convertible into one share of Common Stock of the Company upon the recipient's cessation of service as a Director of the Company. Continuing non-employee Directors received 1,000 restricted stock units in 2007 and then in 2008 each non-employee Director, other than Doyle, received restricted stock units valued at $37,500 based on the closing price of stock on June 30, 2008 that vested immediately, with each unit convertible into one share of Common Stock of the Company upon the recipient's cessation of service as a Director of the Company. In an effort to align Board members with management, the grant date was changed from after the Annual Meeting to January 5, 2009.

AUDIT MATTERS

Report of the Audit Committee of the Board of Directors

        The Audit Committee of the Board of Directors of the Company is responsible for oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. All of the members of the Audit Committee are independent (as defined in the listing standards of the National Association of Securities Dealers and applicable federal regulations). The Audit Committee is governed by a written charter approved by the Board of Directors which is posted on the Company's investor relations website at www.surw.com/ir/corpgov/acc.php.

        The Company's management has primary responsibility for preparing the financial statements and establishing the Company's financial reporting process and internal control over financial reporting. Company management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The Company's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing a report on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibilities include oversight of these processes. As part of its responsibilities, the Audit Committee meets with the Company's Chief Financial Officer, Controller, and Internal Auditor, and the independent registered public accounting firm with and without management present, to discuss the adequacy and effectiveness of the Company's internal control and the quality of the financial reporting process.

        The Audit Committee hereby reports as follows:

          1.     The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and considered management's view that the financial statements present fairly, in all material respects, the financial condition and results of operations of the Company.

          2.     The Audit Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as may be modified or supplemented.

          3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

          4.     Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

          5.     The Audit Committee has established a policy of requiring its review and approval of all audit services and permitted non-audit services to be performed by the Company's independent registered public accounting firm. The policy permits the Audit Committee to delegate pre-approval authority to one or more Audit Committee members.

                      Audit Committee,

                      Robert D. Kittredge, Chairman
                      John R. Roberts III
                      Roger J. Valine

Independent Registered Public Accounting Firm

        Ernst & Young LLP, engaged by the Company since 1960, was selected by the Company to be its independent registered public accounting firm for 2008. A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to questions and will have the opportunity to make a statement if such representative desires to do so.

        The following table sets forth the aggregate fees, including reimbursement of expenses, billed by Ernst & Young LLP to the Company for:

            (i)  Audit Fees in connection with the audit of the Company's annual financial statements and internal control over financial reporting; the review of financial statements in the Company's Quarterly Reports on Form 10-Q; Securities and Exchange Commission and other regulatory filings; and accounting consultations;

           (ii)  Audit Related Fees consisted principally of services related to business divestitures, due diligence services on business acquisitions, and other audit-related professional services;

          (iii)  Tax Fees for tax compliance and advice; and

          (iv)  All Other Fees. For 2008 and 2007, there were no other fees.

	2008	2007
Audit Fees	$2,218,000	$1,827,000
Audit-Related Fees	$2,500	$812,500
Tax Fees	$145,000	$164,000
All Other Fees	$—	$—

  Engagement of the Independent Registered Public Accounting Firm

        The Audit Committee is responsible for approving every engagement of the Company's independent registered public accounting firm to perform audit or non-audit services on behalf of the Company or its subsidiaries before the auditors are engaged to perform such services and all fees for such services described above were approved pursuant to such policy. The Audit Committee may delegate authority to its Chairman or subcommittees of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions made under delegation of authority are presented to the Audit Committee at its next scheduled meeting. None of the engagements of the Company's independent registered public accounting firm has made use of the de minimus exception to the requirement of pre-approval required by the Securities and Exchange Commission regulations.

 VOTING MATTERS

Voting

        The Company has only one class of voting security, its Common Stock, entitled to one vote per share and, as explained below, in some circumstances to cumulative voting in the election of Directors. In accordance with California law applicable to corporations with cumulative voting, Directors are elected by a plurality of votes cast. In response to recent developments regarding corporate best practices as reflected in recent corporate literature, and at the suggestion of various shareholder and shareholder groups, the Board undertook a comprehensive analysis and investigation of majority voting, including examination of various proposals sponsored by leading industry groups, and initiatives adopted by various companies. After undertaking this investigation and analysis, the Nominating and Governance Committee concluded, and recommended to the Board of Directors, that SureWest adopt a majority voting policy in uncontested elections of Directors. In January 2009, the Board adopted a non-binding majority voting policy which provides that in uncontested elections of Directors, any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall tender his or her resignation to the Board. The Nominating and Governance Committee shall convene a meeting or meetings as soon as practicable after such resignation is tendered to consider whether such resignation should be accepted or rejected, and the terms and conditions, if any, under which such resignation should be accepted or rejected. In making this determination the Committee may weigh and consider any information or factors relevant to shareholder interest, including, but not limited to (a) the reasons for the shareholder vote and the degree to which the Director failed to achieve a favorable majority vote, (2) whether the reasons causing the failure to achieve a favorable majority vote can be cured or remedied, (3) whether the reasons causing the failure to achieve a favorable majority vote involved conduct or action deemed to be illegal, immoral, unethical, in violation of the Company's Code of Ethics and Business Conduct, or in breach of the Director's fiduciary duty to shareholders, (4) whether the resignation would cause the Company to suffer or sustain detrimental collateral consequences such as triggering a payment to the Director or others, breaching a loan covenant or other contract, violating a listing requirement or an existing bylaw or charter provision, failing to achieve an independence requirement, and (5) the timing and availability of suitable replacements.

        The Nominating and Governance Committee shall make a recommendation to the Board which, as soon as practicable thereafter, shall convene a meeting or meetings to determine whether to accept or reject the resignation. In making this determination, the Board shall consider all the factors and information relied on by the Committee in making its recommendation, and any other information and factors the Board deems relevant to the proper discharge of its fiduciary duties in acting in the best interest of shareholders. The Committee and Board shall conduct their analysis and investigation in such manner that a final decision will, absent exigent circumstances, be rendered by the Board not later than 90 days after the vote is certified by the Secretary. The Board shall promptly disclose its decision in a press release and in an 8K, and in such release and filing shall disclose the reasons for its decision. In no event may the Director or Directors whose resignation is being considered participate in the Committee voting to recommend acceptance or rejection of the resignation, or in the Board's voting to accept or reject, or modify said recommendation. In the event that any Director or Directors whose resignations may be under consideration shall cause, or result in, a failure of the quorum of the Committee or Board, the decision to accept or reject shall be made by any and all remaining independent Directors within the same 90 day timeframe.

        Only shareholders of record at 5:00 p.m Eastern Time on March 18, 2009, will be entitled to vote at the Annual Meeting. As of the close of business on February 27, 2009 there were 14,280,288 shares of the Company's Common Stock outstanding and eligible to vote.

        Shares cannot be voted at the meeting unless the owner is present or represented by proxy. Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the shareholders, abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

        In voting for Directors, each shareholder is entitled to vote his shares for as many persons as there may be Directors to be elected, or to accumulate his votes and give one nominee votes equal to the number of Directors multiplied by the number of shares of stock owned by him, or to distribute them among several nominees. In such events all shareholders shall have the right to cumulate their votes. The seven candidates for election as Directors at the Annual Meeting of Shareholders receiving the highest number of affirmative votes will be elected. The approval of any other matters submitted for shareholder approval at the Annual Meeting will require the affirmative vote of a majority of the shares of the Company present or represented and entitled to vote at the meeting.

Shareholders of Record and "Street Name" Holders

        Please note, if your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly, but instead must vote in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

SureWest KSOP Participants

        If you hold any shares in the SureWest KSOP, your completed proxy card or internet proxy vote will serve as voting instructions to the plan Trustee. However, your voting instructions must be received by the date prescribed by the plan trustee in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in proportion to the actual proxy votes timely submitted by plan participants. Voting by KSOP participants will close at 7:00 am. Eastern Time on May 8, 2009. The Trustee will then vote all shares of Common Stock held in the KSOP by the established deadline.

Voting Electronically via the Internet or by Telephone

        Shareholders whose shares are registered directly with American Stock Transfer & Trust Company ("AST") may vote either via the Internet or by calling AST. Specific instructions to be followed by any registered shareholder interested in voting via Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate a shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If your shares are held in "street name" and are registered in the name of a brokerage firm or nominee, you may be able to vote your shares electronically over the Internet or by telephone by following the instructions provided to you.

Voting Changes

        If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting of Shareholders by sending written notice of revocation to the Secretary of the Company, submitting a new proxy by telephone, internet or paper ballot after the date of the revoked proxy, or attending the Annual Meeting and voting in person. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. Beneficial owners of shares may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or nominee and present it to the inspector of elections with your ballot when you vote at the meeting. If you are a participant in the SureWest KSOP, you may only submit a proxy vote as described above, and you may not vote your SureWest KSOP shares in person at the Annual Meeting.

Reduce Duplicate Mailings

        With your written consent, the Company is permitted to deliver a single copy of the Proxy Statement and Annual Report to Shareholders sharing the same address. This process, called householding, allows for the reduction of the number of copies of these materials to be printed and mailed and helps us save costs.

        If you share the same last name and address with other Company shareholders and would like to start or stop householding for your account, you can call (916) 786-1831 or write to us at P.O. Box 969, Roseville, California 95661, Attn: Investor Relations, including your name, the name of your broker or other holder of record and your account numbers. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will again be sent separate copies of documents mailed at least 30 days after receipt of your revocation.

Electronic Access to Proxy Materials and Annual Reports

        This Proxy Statement and the Company's 2008 Annual Report to Shareholders are available on Company's investor relations website at www.surw.com/proxy. Please note that the information on the website is not incorporated by reference in this Proxy Statement.

MATTERS TO BE VOTED ON

Election of Directors

        The Board of Directors proposes that the following nominees for Director, all of whom are currently serving and whose term expires at the 2009 Annual Meeting, be re-elected for a new term of one year and until their successors are duly elected and qualified.

        Shares represented by the proxy will be voted and the proxies will vote for the election of all the nominees to the Board of Directors, except to the extent that authority to vote for particular nominees has been withheld. If any person is unable or unwilling to serve as a nominee for the office of Director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable to serve if elected a Director.

        Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees:

Name	Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Kirk C. Doyle	55	Chairman of the Board of Directors of the Company (since 2003); Secretary of the Company (from 2002 to 2003); Realtor (since 1982), Kirk Doyle Realty, Roseville, California. Mr. Doyle also serves as a Director of Granite Community Bank.	2000
Steven C. Oldham	58	President and Chief Executive Officer of the Company (since January 1, 2006); Senior Advisor (from 2002 to 2005), The Brattle Group, San Francisco, California; Senior Vice President—Energy Services (from 2001 to 2002), Senior Vice President—Strategic Planning (from 1999 to 2001), Vice President—Treasurer (from 1994 to 1999), Sierra Pacific Resources, Reno, Nevada. Mr. Oldham also serves as a Director of USTelecom.	2004
John R. Roberts III	57	Executive Director (since 1999), The Natomas Basin Conservancy, Sacramento, California.	1993
Timothy D. Taron	58	Senior Partner (since 1981), Hefner, Stark & Marois, LLP (Attorneys-at-Law), Sacramento, California.	2000
Guy R. Gibson	56	Partner (since 1981), Gibson & Gibson, Inc. (Attorneys-at-Law), Roseville, California. Mr. Gibson also serves as a Director of Dyrmix Products, Inc.	2003
Roger J. Valine	60	Chief Executive Officer, Retired (service from February 1, 2006 to July 1, 2006) and President and Chief Executive Officer (from 1992 to 2006), Vision Service Plan, Sacramento, California. Mr. Valine also serves as a Director of DaVita Inc. and American Specialty Health, Inc. and is a member of their Compensation Committees.	2004
Robert D. Kittredge	62	Partner, Retired (service from 1969 to 2004), PricewaterhouseCoopers (Managing Partner of Sacramento, California office from 1989 to 2004).	2005

Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee of the Board appointed Ernst & Young LLP to be the Company's independent registered public accounting firm for the fiscal year December 31, 2009. Services provided to the Company and its subsidiaries by Ernst & Young LLP in 2008 are described under "Audit-Related Matters—Auditor Fees and Services, " above.

        The Board of Directors is asking the Company's shareholders to ratify the selection of Ernst & Young LLP as its independent registered public accounting firm for fiscal year 2009. Ratification is not required by the Articles of Incorporation, Bylaws or applicable law. The Board is submitting the selection of Ernst & Young LLP to the Company's shareholders for ratification as a matter of good corporate practice.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to questions and to make such statements as they may desire.

        The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

        The Board recommends that shareholders vote "FOR" ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2009.

        In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Cost of Solicitation

        The total cost of preparing, assembling and mailing the Proxy Statement, the form of proxy, any additional material intended to be furnished to shareholders concurrently with the Proxy Statement, and any additional material relating to the same meeting or subject matter furnished to shareholders subsequent to the furnishing of the Proxy Statement, will be borne by the Company. The Company will, upon request, reimburse brokers and other nominees for costs incurred by them in mailing the Proxy Statement, the form of proxy and any additional material intended to be furnished to shareholders concurrently with the Proxy Statement to beneficial owners. In addition, officers and regular employees may solicit proxies by telephone or in person.

Other Matters

        As of this date, there are no other matters the management intends to present or has reason to believe others will present to the meeting. If other matters now unknown to the management come before the meeting, those who shall act as proxies will vote in accordance with their best judgment.

Submission of Shareholder Proposals

        Proposals of shareholders intended to be presented at the 2010 Annual Meeting must be received by the Company not later than December 1, 2009 to be considered for inclusion in the Company's next Annual Meeting.

                      By Order of the Board of Directors

                      Kirk C. Doyle
                       Chairman of the Board

Roseville, California,
April 1, 2009

Directions to Annual Meeting

0

PROXY

SUREWEST COMMUNICATIONS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Kirk C. Doyle, Steven C. Oldham, John R. Roberts III, Timothy D. Taron, Guy R. Gibson, Roger J. Valine and Robert D. Kittredge as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side all shares of stock of SureWest Communications standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on May 13, 2009 or any adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

SUREWEST COMMUNICATIONS

May 13, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST on May 12, 2009.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and annual report are available at http://www.surw.com/proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730000000000000000 5			051309

The Board of Directors recommends a vote FOR Items 1 and Item 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. To ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for 2009.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	Kirk C. Doyle Steven C. Oldham John R. Roberts III Timothy D. Taron Guy R. Gibson Roger J. Valine Robert D. Kittredge	3. Other Business

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

SUREWEST COMMUNICATIONS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Kirk C. Doyle, Steven C. Oldham, John R. Roberts III, Timothy D. Taron, Guy R. Gibson, Roger J. Valine and Robert D. Kittredge as proxies, with power to act without the other and with power of substitution, hereby authorizes them to represent and vote, as designated on the other side all shares of stock of SureWest Communications standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on May 13, 2009 or any adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

SUREWEST COMMUNICATIONS

May 13, 2009
KSOP

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 7:00 AM EST on May 8, 2009.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

This proxy covers all shares for which the undersigned has the right to give voting instructions to the KSOP plan Trustee and will be voted as directed. If voting instructions are not received by the proxy tabulator by the deadline above, your shares will be voted in the same proportion as the shares for which the Trustee received timely voting instructions.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and annual report are available at http://www.surw.com/proxy
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730000000000000000 5			051309

The Board of Directors recommends a vote FOR Items 1 and Item 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. To ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for 2009.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	Kirk C. Doyle Steven C. Oldham John R. Roberts III Timothy D. Taron Guy R. Gibson Roger J. Valine Robert D. Kittredge	3. Other Business

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.